SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2004

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-32453	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. ACQUISITION OR DISPOSITION OF ASSETS

On or about December 17, 2004, Inergy, L.P. anticipates that it will close its anticipated acquisition of Star Gas Propane, L.P. from Star Gas Partners, L.P.

On November 18, 2004, Inergy, L.P. and Inergy Propane, LLC entered into an Interest Purchase Agreement with Star Gas Partners, L.P. and Star Gas LLC whereby Inergy Propane, LLC will acquire all of the propane distribution and services segment of Star Gas Partners, L.P. Pursuant to the Interest Purchase Agreement, Inergy Propane, LLC will form a new subsidiary to purchase the general partner interest in Star Gas Propane, L.P., the propane operating partnership of Star Gas Partners, L.P., and will directly purchase the limited partner interest in Star Gas Propane, L.P. As a result of the transactions contemplated by the Interest Purchase Agreement, Inergy, L.P. will indirectly own all of the partnership interests in Star Gas Propane, L.P. and its subsidiary, Stellar Propane Service Corp. In exchange, Inergy Propane, LLC will pay $475 million, subject to a working capital adjustment. The purchase is subject to antitrust clearance and customary closing conditions. There can be no assurance that all of the conditions to closing in the Interest Purchase Agreement will be met.

The Interest Purchase Agreement provides that Star Gas Partners, L.P. and Star Gas LLC will enter into a five year noncompetition agreement with respect to the propane business in certain regions.

The obligation of Inergy, L.P. and Inergy Propane, LLC to close is not conditioned on the receipt of financing. In order to finance the transaction, on November 18, 2004 Inergy, L.P. entered into a commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Commercial Paper Inc. and Lehman Brothers Inc. for a $400 million 364-day credit facility and a $325 million five year credit facility, both of which would be secured by substantially all of Inergy, L.P.’s assets. The commitment letter for the credit facilities contains a number of closing conditions. There can be no assurance that all of the conditions to closing in the commitment letter will be met.

The description of the Interest Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Interest Purchase Agreement, a copy of which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 24, 2004 and is incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

The following are the audited financial statements of Star Gas Propane, L.P. and Subsidiary for the years ended September 30, 2002, 2003 and 2004.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORT

The Partners of Star Gas Propane, L. P.:

We have audited the accompanying combined balance sheets of Star Gas Propane, L. P. and Subsidiary (the “Partnership”) as of September 30, 2003 and 2004, and the related combined statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2004. These combined financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of September 30, 2003 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Partnership is dependent on the financial support of Star Gas Partners, L. P. (“Star Gas Partners”), it’s parent company. Star Gas Partners advised its bank lenders that the heating oil segment would not be able to make the required representations included in the borrowing certificate under its working capital line of credit and that it is unlikely that it would be able to meet certain conditions for drawing under this line of credit for the quarter ending December 31, 2004 and for the foreseeable future thereafter. The heating oil segment entered into a letter amendment and waiver under its credit agreement whereby it enables borrowings under its working capital line of credit through December 17, 2004. After that date, no further borrowings will be available under this working capital line of credit. These factors raise substantial doubt about Star Gas Partner’s ability to continue as a going concern, which consequently raises substantial doubt about the Partnership’s ability to continue as a going concern. Star Gas Partner’s plans in regard to these matters are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 3 and 6 to the combined financial statements, Star Gas Propane, L.P. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, as of October 1, 2002.

KPMG LLP

Stamford, Connecticut

December 10, 2004

STAR GAS PROPANE, L.P. AND SUBSIDIARY

COMBINED BALANCE SHEETS

(in thousands)

	September 30,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$5,788	$11,366
Receivables, net of allowance of $1,202 and $1,558, respectively	15,697	19,427
Inventories	14,415	13,411
Prepaid expenses and other current assets	3,736	6,084
Due from affiliates	7,600	10,658

Total current assets	47,236	60,946

Property and equipment, net	186,152	183,823
Long-term portion of accounts receivable	1,037	879
Goodwill	40,138	42,615
Intangibles, net	78,053	76,314
Deferred charges and other assets	2,738	2,683

Total assets	$355,354	$367,260

Liabilities and Net Assets
Current liabilities:
Accounts payable	$7,712	$10,930
Working capital facility borrowings	6,000	—
Current maturities of long-term debt	10,250	10,250
Accrued expenses and other current liabilities	9,222	8,792
Unearned service contract revenue	1,013	1,407
Due to affiliate	—	32,500
Customer credit balances	25,458	29,305

Total current liabilities	59,655	93,184

Long-term debt	110,850	88,000
Other long-term liabilities	1,297	1,127
Deferred tax liability	1,247	1,952

Net assets	182,305	182,997

Total net liabilities and net assets	$355,354	$367,260

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended September 30,
	2002	2003	2004
Sales:
Product	$176,741	$255,946	$317,139
Installation, service and appliance	18,776	23,354	31,707

Total sales	195,517	279,300	348,846

Costs and expenses:
Cost of product	78,227	139,008	185,725
Cost of installations, service and appliances	4,638	6,007	11,273
Delivery and branch expenses	61,678	76,279	92,701
Depreciation and amortization expense	16,783	16,958	20,030
General and administrative expenses	8,526	10,568	10,092

Operating income	25,665	30,480	29,025

Interest expense	(13,369)	(11,126)	(10,390)
Interest income	142	89	69
Amortization of debt issuance costs	(250)	(194)	(166)
Loss on redemption of debt	—	(393)	—

Income before income taxes	12,188	18,856	18,538
Income tax expense (benefit)	1,974	(187)	990

Net income	$10,214	$19,043	$17,548

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

STATEMENTS OF COMBINED COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended September 30,
	2002	2003	2004
Net income	$10,214	$19,043	$17,548

Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	2,335	(495)	1,897

Comprehensive income	$12,549	$18,548	$19,445

Accumulated Other Comprehensive Income (Loss)	Derivative Instruments
Balance as of September 30, 2001	$(2,103)

Reclassification to earnings	1,520
Unrealized gain	815

Other comprehensive income	2,335

Balance as of September 30, 2002	232

Reclassification to earnings	(329)
Unrealized loss	(166)

Other comprehensive loss	(495)

Balance as of September 30, 2003	(263)

Reclassification to earnings	(758)
Unrealized gain	2,655

Other comprehensive income	1,897

Balance as of September 30, 2004	$1,634

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30,
	2002	2003	2004
Cash flows provided by (used in) operating activities:
Net income	$10,214	$19,043	$17,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,783	16,958	20,030
Amortization of debt issuance cost	250	194	166
Loss on redemption of debt	—	393	—
Provision for losses on accounts receivable	599	1,125	1,113
Deferred tax expense (benefit)	1,730	(487)	705
Loss (gain) on sales of fixed assets	266	(104)	55
Changes in operating assets and liabilities, net of amounts related to acquisitions:
Decrease (increase) in receivables	906	(3,256)	(4,505)
Decrease (increase) in inventories	4,153	(1,545)	1,454
Decrease (increase) in other assets	1,377	(3,472)	(4,552)
(Decrease) increase in accounts payable	(91)	2,131	3,218
Increase (decrease) in other current and long-term liabilities	170	(1,524)	4,478

Net cash provided by operating activities	36,357	29,456	39,710

Cash flows provided by (used in) investing activities:
Capital expenditures	(5,235)	(5,526)	(5,440)
Proceeds from sales of fixed assets	508	1,366	796
Acquisitions	(44,354)	(48,541)	(13,945)

Net cash used in investing activities	(49,081)	(52,701)	(18,589)

Cash flows provided by (used in) financing activities:
Equity contribution from Star Gas Partners, L.P.	40,074	109,030	32,950
Note to Star Gas Partners	—	—	32,500
Working Capital facility borrowings	22,850	42,000	42,900
Working Capital facility repayments	(31,250)	(36,000)	(48,900)
Acquisition facility borrowings	73,250	44,600	5,550
Acquisition facility repayments	(38,650)	(64,600)	(18,150)
Distributions to Star Gas Partners, L.P.	(38,746)	(37,600)	(51,700)
Repayment of debt	(8,702)	(35,875)	(10,250)
Other	(853)	(1,426)	(443)

Net cash provided by (used in) financing activities	17,973	20,129	(15,543)

Net increase (decrease) in cash and cash equivalents	5,249	(3,116)	5,578
Cash and cash equivalents at beginning of period	3,655	8,904	5,788

Cash and cash equivalents at end of period	$8,904	$5,788	$11,366

See accompanying notes to combined financial statements.

STAR GAS PROPANE, L.P. AND SUBSIDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS

1)	Partnership Organization

The Limited Partnership interests of Star Gas Propane, L.P., (“Star Gas Propane” or the “Partnership”), is owned by Star Gas Partners, L.P., (“Parent”). The General Partner of Star Gas Propane is Star Gas LLC. Petroleum Heat and Power Co., Inc. (“heating oil segment”) is owned by Star Gas Propane. See Note 3 - Basis of Presentation.

Star Gas Propane markets and distributes propane gas, other petroleum products and related products to approximately 334,000 retail and wholesale customers in the Midwest and Northeast regions of the United States as well as Florida and Georgia.

2)	Recent Events

On October 13, 2004, the Parent had advised the heating oil segment’s bank lenders that this segment would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the Parent notified such lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the Parent not exceed 5.00 times its consolidated operating cash flow. Further, the Parent advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment’s covenants.

On October 15, 2004, the heating oil segment’s bank lenders agreed to permit the heating oil segment to request new working capital advances daily while the Parent was in discussions with such bank lenders about modifying the terms and conditions of the heating oil segment’s credit agreement. In connection with that understanding the bank lenders requested that the Parent allow an independent financial advisor to review the heating oil segment’s operations and performance on their behalf.

On November 5, 2004, the Parent’s heating oil segment entered into a letter amendment and waiver under its credit agreement with Wachovia Bank, N.A. As a result of the amendment, the heating oil segment was able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the Parent’s consolidated funded debt to cash flow ratio and the financial covenant regarding the heating oil segment’s cash flow to interest expense ratio.

On October 28, 2004, Star Gas Propane entered into a commitment letter with JPMorgan Securities Inc. and JPMorgan Chase Bank. Under the commitment letter, as amended, JPMorgan Chase Bank committed, subject to certain conditions, to provide a $350 million ($260 million, if Star Gas Propane is sold, as discussed below) asset-based senior secured revolving credit facility referred to herein as the revolving credit facility and a $300 million senior secured bridge facility referred to herein as the bridge facility to refinance (the “refinancing transactions”) all of the heating oil segment’s and Star Gas Propane’s (if Star Gas Propane is not sold) working capital facilities and senior secured notes.

On November 18, 2004, the Parent entered into an agreement to sell the propane segment, held largely through Star Gas Propane, to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P. for $475 million subject to certain adjustments. In addition, the Parent gave notice to holders of the heating oil segment’s secured notes of its optional election to prepay such secured notes, representing an aggregate payment, including principal, interest and estimated premium, of approximately $182 million. The Parent subsequently gave notice of its optional election to prepay Star Gas Propane’s secured notes involving an aggregate payment including principal, interest and estimated premium, of approximately $114 million. The aggregate amount payable with regard to both sets of secured notes is approximately $296 million. The Parent expects to recognize a loss on the early redemption of this debt.

The Parent’s commitment from JPMorgan Chase is not contingent upon the consummation of the sale of Star Gas Propane. Accordingly, the Parent believes it would be able to draw down JPMorgan Chase’s bridge facility to repay the Parent’s subsidiaries’ secured notes, which will become due on December 17, 2004 because of the Parent’s notice of prepayment. The Parent also intends to close on that date the asset based revolving credit agreement underwritten by JPMorgan Chase to replace the existing revolving credit agreements of the Parent’s subsidiaries. The JPMorgan Chase commitment for the bridge facility and the revolving credit facility are subject to a number of conditions and there can be no assurance that the Parent will meet those conditions.

If Star Gas Propane is sold (either before or after December 17, 2004), the revolving credit facility requires that the total commitment be reduced to $260 million and the liens on all of the assets of Star Gas Propane be released.

If the Parent is unable to close the new revolving credit facility and either the bridge facility or the sale of Star Gas Propane by December 17, 2004, the Parent would be unable to refinance the heating oil segment’s and Star Gas Propane’s credit facilities and to repay the heating oil segment’s and Star Gas Propane’s institutional indebtedness, which are due and payable on such date. In such an event, if the Parent were not successful in rescheduling the maturity dates of such indebtedness, the Parent (including Star Gas Propane) may be forced to seek the protection of the bankruptcy courts.

3)	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements include the accounts of Star Gas Propane and its corporate subsidiary, Stellar Propane Service, Inc. These financial statements do not include the assets, liabilities, or results of operations of Petroleum Heat and Power Co., Inc., a wholly owned subsidiary of Star Gas Propane, L.P. These combined financial statements were prepared to reflect the propane operations to be sold to Inergy Propane, LLC (as buyer) and Inergy, L.P. (as guarantor) pursuant to the Interest Purchases Agreement dated November 18, 2004. All material intercompany items and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales of propane, heating oil and propane/heating oil equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. With respect to annually billed customer tank rental charges, revenues are recorded on a straight-line basis over one year. Payments received from customers for heating oil equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight-line basis, which generally do not exceed one year.

Cash Equivalents

Star Gas Propane considers all highly liquid investments with maturity of three months or less, when purchased, to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are computed on a first-in, first-out basis.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

3)	Summary of Significant Accounting Policies – (continued)

Goodwill and Intangible Assets

Goodwill and intangible assets include goodwill, customer lists and covenants not to compete.

Goodwill is the excess of cost over the fair value of net assets in the acquisition of a company. Star Gas Propane amortized goodwill using the straight-line method over a twenty-five year period for goodwill acquired prior to July 1, 2001. In accordance with the provisions of SFAS No. 141 “Business Combinations”, goodwill acquired after June 30, 2001 was not amortized. On October 1, 2002, Star Gas Propane adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” On October 1, 2002, Star Gas Propane ceased amortization of all goodwill. Star Gas Propane performed its annual impairment review during its fiscal fourth quarter and it concluded that there was no impairment to the carrying value of goodwill, as of August 31, 2004.

Customer lists are the names and addresses of the acquired company’s patrons. Based on the historical retention experience of these lists, Star Gas Propane amortizes customer lists on a straight-line basis over fifteen years.

Covenants not to compete are non-compete agreements established with the owners of an acquired company and are amortized over the respective lives of the covenants on a straight-line basis, which are generally five years.

Impairment of Long-lived Assets

It is Star Gas Propane’s policy to review intangible assets and other long-lived assets, in accordance with SFAS No. 144, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Star Gas Propane determines that the carrying values of such assets are recoverable over their remaining estimated lives through undiscounted future cash flow analysis. If such a review should indicate that the carrying amount of the assets is not recoverable, it is Star Gas Propane’s policy to reduce the carrying amount of such assets to fair value.

Deferred Charges

Deferred charges represent the costs associated with the issuance of debt instruments and are amortized over the lives of the related debt instruments.

Advertising Expense

Advertising costs are expensed as they are incurred. Advertising expense was $1.5 million, $1.6 million and $2.2 million in 2002, 2003 and 2004, respectively.

3)	Summary of Significant Accounting Policies – (continued)

Customer Credit Balances

Customer credit balances represent pre-payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual usage on a fixed monthly basis) and the payments made have exceeded the charges for deliveries.

Environmental Costs

Star Gas Propane expenses on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. Star Gas Propane also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Insurance Reserves

Star Gas Propane accrues for workers’ compensation claims not covered under its insurance policies based upon expectations as to what its ultimate liability will be for these claims.

Derivatives and Hedging

Star Gas Propane uses derivative financial instruments to manage its exposure to market risk related to changes in the current and future market price of propane and home heating oil. Star Gas Propane believes it is prudent to minimize the variability and price risk associated with the purchase of propane and home heating oil, accordingly, it is Star Gas Propane’s objective to hedge the cash flow variability associated with forecasted purchases of its inventory held for resale through the use of derivative instruments when appropriate. To a lesser extent Star Gas Propane, also hedges the fair value of inventory on hand or firm commitments to purchase inventory. To meet these objectives, it is Star Gas Propane’s policy to enter into various types of derivative instruments to (i) manage the variability of cash flows resulting from the price risk associated with forecasted purchases of propane and (ii) hedge the downside price risk of firm purchase commitments and in some cases physical inventory on hand.

All derivative instruments are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, Star Gas Propane designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Star Gas Propane formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Star Gas Propane also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

3)	Summary of Significant Accounting Policies – (continued)

When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, Star Gas Propane discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, Star Gas Propane continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

Income Taxes

Star Gas Propane is a limited partnership. As a result, for Federal income tax purposes, earnings or losses are allocated directly to the individual partners. Except for the Partnership’s corporate subsidiary, no recognition has been given to Federal income taxes in the accompanying financial statements. While the Partnership’s corporate subsidiary will generate non-qualifying Limited Partnership revenue, dividends from the corporate subsidiary are included in the determination of Limited Partnership income. In addition, a portion of the dividends received by Star Gas Propane from the corporate subsidiary will be taxable to the limited partners. Net earnings for financial statement purposes will differ significantly from taxable income for the limited partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

The Partnership’s corporate subsidiary files a consolidated Federal income tax return with other corporate subsidiaries of the Parent. The Parent allocates income tax benefits and charges to the Partnership as if the Partnership filed its tax return on a stand-alone basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

4)	Inventories

The components of inventory were as follows:

	September 30,
(in thousands)	2003	2004
Propane	$8,363	$7,043
Heating oil and other fuels	900	1,381
Appliances and equipment	5,152	4,987

	$14,415	$13,411

Inventory Derivative Instruments

Star Gas Propane periodically hedges a portion of its propane and home heating oil purchases and sales through futures, options and swap agreements.

To hedge a substantial portion of the purchase price associated with heating oil gallons anticipated to be sold to its price plan customers, Star Gas Propane at September 30, 2004 had outstanding 5.7 million gallons of futures contracts to buy heating oil with a notional value of $6.5 million and a fair value of $1.3 million. The contracts expire at various times with no contract expiring later than June 30, 2005. Star Gas Propane recognizes the fair value of these derivative instruments as assets.

To hedge a substantial portion of the purchase price associated with propane gallons anticipated to be sold to its fixed price customers, Star Gas Propane at September 30, 2004 had outstanding swap contracts to buy approximately 33 million gallons of propane with a notional value of $27.3 million and a fair value of $0.4 million and option contracts to sell approximately 19.7 million of propane with a notional value of $13.3 million and a fair value of $0.5 million. The contracts expire at various times with no contract expiring later than June 30, 2005.

For the year ended September 30, 2004, Star Gas Propane has recognized the following for derivative instruments designated as cash flow hedges: $3.2 million gain in earnings due to instruments that expired or settled during the current year, $1.6 million unrealized gain in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2004, and less than $0.1 million gain in earnings due to hedge ineffectiveness for derivative instruments outstanding at September 30, 2004. For derivative instruments accounted for as fair value hedges, Star Gas Propane recognized a $0.5 million loss in earnings due to instruments that expired or settled during the current year and a $0.3 million unrealized loss for the change in fair value of derivatives outstanding at September 30, 2004.

4)	Inventories – (continued)

For the year ended September 30, 2003, Star Gas Propane had recognized the following for derivative instruments designated as cash flow hedges: $0.8 million gain in earnings due to instruments which expired or settled during the fiscal year ended September 30, 2003, $0.3 million unrealized loss in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2003, $0.2 million unrealized loss due to hedge ineffectiveness for derivative instruments outstanding at September 30, 2003. For derivative instruments accounted for as fair value hedges, Star Gas Propane recognized a $0.1 million loss in earnings due to instruments which expired or settled during the fiscal year ended September 30, 2003, and a $0.2 million unrealized loss in earnings for the change in the fair value of derivative instruments outstanding at September 30, 2003.

Star Gas Propane recorded $2.0 million for the fair value of its derivative instruments, to other current assets, at September 30, 2004. The balance carried in accumulated other comprehensive income for effective cash flow hedges are expected to be reclassified into earnings, through cost of goods sold, over the next 12 months.

5)	Property and Equipment

The components of property and equipment and their estimated useful lives were as follows:

	September 30,
(in thousands)	2003	2004	Useful Lives
Land	$11,705	$11,977
Buildings and leasehold improvements	16,514	16,989	4 - 30 years
Fleet and other equipment	34,349	35,947	3 - 30 years
Tanks and equipment	183,531	188,087	8 - 30 years
Furniture and fixtures	7,445	8,736	3 - 12 years

Total	253,544	261,736
Less: accumulated depreciation	(67,392)	(77,913)

Total	$186,152	$183,823

6)	Goodwill and Other Intangible Assets

On October 1, 2002, Star Gas Propane adopted the provisions of SFAS No. 142, which required Star Gas Propane to discontinue amortizing goodwill. SFAS No. 142 also requires that goodwill be reviewed for impairment at least annually thereafter. Star Gas Propane performed its annual impairment review during its fourth fiscal quarter of 2004, and determined that there was no impairment of its goodwill.

Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying amount of a reporting unit exceeds its estimated fair value. If goodwill of a reporting unit is determined to be impaired, the amount of impairment is measured based on the excess of the net book value of the goodwill over the implied fair value of the goodwill. In calculating the estimated fair value of the reporting unit, a discounted cash flow methodology is utilized.

A summary of changes in Star Gas Propane’s goodwill during the year ended September 30, 2003 and 2004 is as follows (in thousands):

Balance as of October 1, 2002	$35,502
Fiscal 2003 acquisitions	4,636

Balance as of October 1, 2003	40,138
Fiscal 2004 acquisitions	2,477

Balance as of September 30, 2004	$42,615

Intangible assets subject to amortization consist of the following (in thousands):

	September 30, 2003			September 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer lists	$101,943	$27,267	$74,676	$107,506	$34,553	$72,953
Covenants not to compete	8,223	4,846	3,377	9,367	6,006	3,361

	$110,166	$32,113	$78,053	$116,873	$40,559	$76,314

Star Gas Propane results for the fiscal years ended September 30, 2002 on a historic basis did not reflect the impact of the provisions of SFAS No. 142. Had Star Gas Propane adopted SFAS No. 142 on October 1, 2001, the unaudited pro forma effect on net income (loss) would have been as follows:

	Net Income
(in thousands)	2002	2003	2004
As reported: Net Income (loss)	$11,944	$18,556	$18,253
Add: Goodwill amortization	1,358	—	—
Income tax impact	—	—	—

Adjusted: Net Income (loss)	$13,302	$18,556	$18,253

6)	Goodwill and Other Intangible Assets – (continued)

Amortization expense for intangible assets was $5.7 million, $6.4 million and $8.4 million for the fiscal years ended September 30, 2002, 2003 and 2004, respectively. Total estimated annual amortization expense related to other intangible assets subject to amortization, for the year ending September 30, 2005 and the four succeeding fiscal years ended September 30, is as follows (in thousands of dollars):

Amount
2005	$8,584
2006	$8,303
2007	$8,167
2008	$8,036
2009	$6,594

7)	Term Debt and Bank Facility Borrowings

Long-term debt consisted of the following at the indicated dates:

(in thousands)	September 30, 2003	September 30, 2004
8.04% First Mortgage Notes Due March 15, 2009 (a)	$61,500	$51,250
8.67% First Mortgage Notes Due March 30, 2012 (a)	12,500	12,500
8.72% First Mortgage Notes Due March 30, 2015 (a)	15,000	15,000
7.62% First Mortgage Notes Due April 1, 2008 (a)	7,500	7,500
7.95% First Mortgage Notes Due April 1, 2011 (a)	10,000	10,000
Acquisition Facility Borrowings (b)	12,600	—
Parity Debt Facility Borrowings (b)	2,000	2,000
Working Capital Facility Borrowings (b)	6,000	—

	127,100	98,250
Less current maturities	(10,250)	(10,250)
Less working capital facility borrowings	(6,000)	—

Total	$110,850	$88,000

(a)	In December 1995, Star Gas Propane assumed $85.0 million of first mortgage notes (the “First Mortgage Notes”) with an annual interest rate of 8.04% in connection with the initial Partnership formation. In January 1998, Star Gas Propane issued an additional $11.0 million of First Mortgage Notes with an annual interest rate of 7.17%. In March 2000, Star Gas Propane issued $27.5 million of 8.67% and 8.72% First Mortgage Notes. In March 2001, Star Gas issued $29.5 million of First Mortgage Notes with an average annual interest rate of 7.89% per year. Obligations under the First Mortgage Note Agreements are secured, on an equal basis with Star Gas Propane’s obligations under the Star Gas Propane Bank Credit Facilities, by a mortgage on substantially all of the real property and liens on substantially all of the operating facilities, equipment and other assets of Star Gas Propane. The First Mortgage Notes requires semiannual payments, without premium on the principal thereof, which began on March 15, 2001 and has a final maturity of March 30, 2015. Interest on the First Mortgage Notes is payable semiannually in March and September. The First Mortgage Note Agreements contain various restrictive and affirmative covenants applicable to Star Gas Propane; the most restrictive of these covenants relate to the incurrence of additional indebtedness and restrictions on dividends, certain investments, guarantees, loans, sales of assets and other transactions. In fiscal 2003, the Propane segment repaid $11.0 million of its 7.17% First Mortgage Notes, $12.9 million of its 8.04% First Mortgage Notes and $12.0 million of its 7.89% First Mortgage Notes.

7)	Term Debt and Bank Facility Borrowings – (continued)

(b)	The Star Gas Propane Bank Credit Facilities currently consist of a $25.0 million Acquisition Facility, a $25.0 million Parity Debt Facility and a $24.0 million Working Capital Facility. At September 30, 2004, $2.0 million was borrowed under its Parity Debt Facility. The agreement governing the Bank Credit Facilities contains covenants and default provisions generally similar to those contained in the First Mortgage Note Agreements. The Bank Credit Facilities bear interest at a rate based upon the London Interbank Offered Rate plus a margin (as defined in the Bank Credit Facilities). The Partnership is required to pay a fee for unused commitments, which amounted to $0.2 million in fiscal 2002 and 2003 and $0.1 million in fiscal 2004. For fiscal 2002, 2003 and 2004, the weighted average interest rate on borrowings under these facilities was 4.2%, 4.0% and 3.4%, respectively. At September 30, 2004, the interest rate on the borrowings outstanding was 2.9%. Borrowings under the Working Capital Facility requires a minimum period of 30 consecutive days during each fiscal year that the facility will have no amount outstanding. This facility will expire on September 30, 2006. Borrowings under the Acquisition and Parity Debt Facilities will revolve until September 30, 2006, after which time any outstanding loans thereunder, will amortize in eight equal quarterly principal payments with a final payment due on September 30, 2008.

As of September 30, 2004, Star Gas Propane was in compliance with all debt covenants. As of September 30, 2004, the maturities during fiscal years ending September 30, including working capital borrowings are set forth in the following table:

(in thousands)
2005	$10,250
2006	12,750
2007	12,750
2008	14,750
2009	10,250
Thereafter	37,500

$98,250

8)	Acquisitions

During fiscal 2004, Star Gas Propane acquired ten retail propane dealers for an aggregate cost of $13.9 million.

During fiscal 2003, Star Gas Propane acquired seven retail propane dealers for an aggregate cost of $48.5 million.

During fiscal 2002, Star Gas Propane acquired seven retail propane dealers for an aggregate cost of $44.4 million.

The following table indicates the allocation of the aggregate fair values and the respective periods of amortization assigned for the 2002, 2003 and 2004 acquisitions:

Fair Market Values of Assets and Liabilities

(in thousands)	2002	2003	2004	Useful Lives
Land	$1,252	$1,562	$335	—
Buildings	1,310	862	401	30 years
Furniture and equipment	648	466	64	10 years
Fleet	2,506	5,355	901	5 - 30 years
Tanks and equipment	10,583	9,250	2,539	5 - 30 years
Customer lists	18,768	23,766	5,563	15 years
Restrictive covenants	650	607	1,144	5 years
Goodwill	7,613	4,636	2,478	—
Working capital	1,024	2,037	520	—

Net cash paid	$44,354	$48,541	$13,945

The acquisitions were accounted for under the purchase method of accounting. Purchase prices have been allocated to the acquired assets and liabilities based on their respective fair values on the dates of acquisition. The purchase prices in excess of the fair values of net assets acquired were classified as intangibles in the Balance Sheets. Sales and net income have been included in the Statements of Operations from the respective dates of acquisition.

The following unaudited pro forma information presents the results of operations of the Partnership and the acquisitions previously described as if the acquisitions had been acquired on October 1 of the year preceding the year of purchase. This pro forma information is presented for informational purposes, it is not indicative of future operating performance.

	Years Ended September 30,
(in thousands)	2002	2003	2004
Sales	$288,878	$364,713	$363,967

Net income (loss)	$17,940	$28,389	$19,315

9)	Employee Benefit Plans

Star Gas Propane has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 15.0% of compensation. Star Gas Propane contributes to non-union participants a matching amount up to a maximum of 3.0% of compensation. Aggregate matching contributions made to the 401(k) plan during fiscal 2002, 2003 and 2004, were $0.5 million, $0.6 million and $0.6 million, respectively. For the fiscal years 2002, 2003 and 2004, Star Gas Propane made contributions on behalf of its union employees to union sponsored defined benefit plans of $0.8 million, $0.9 million and $0.9 million, respectively.

10)	Income Taxes

Income tax expense (benefit) was comprised of the following for the indicated periods:

	Years Ended September 30,
(in thousands)	2002	2003	2004
Current:
Federal	$—	$—	$—
State	244	300	285
Deferred	1,730	(487)	705

	$1,974	$(187)	$990

The sources of the deferred income tax expense (benefit) and the tax effects of each were as follows:

	Years Ended September 30,
(in thousands)	2002	2003	2004
Depreciation	$1,754	$(400)	$1,346
Amortization expense	(21)	71	(63)
Vacation expense	—	(44)	44
Bad debt expense	—	(43)	(94)
Recognition of tax benefit of net operating loss to the extent of current and previous recognized temporary differences	(3)	(71)	(528)

	$1,730	$(487)	$705

10)	Income Taxes — (continued)

The components of the net deferred taxes for the years ended September 30, 2003 and 2004 using current rates are as follows:

(in thousands)	Years Ended September 30,
	2003	2004
Deferred Tax Assets
Net operating loss carryforwards	$84	$612
Vacation accrual	44	—
Bad debt expense	44	138
Amortization	—	13

Total deferred tax assets	$172	$763

Deferred Tax Liabilities
Depreciation	$1,369	$2,715
Amortization	50	—

Total deferred tax liabilities	1,419	2,715

Net deferred taxes	$1,247	$1,952

At September 30, 2004, Star Gas Propane through its corporate subsidiary had net income tax loss carryforwards for Federal income tax reporting purposes of approximately $1.5 million. The losses are available to offset future Federal taxable income through 2024.

11)	Long-Term Contractual Commitments and Off-Balance Sheet Arrangements

Lease Commitments

The Partnership has entered into certain operating leases for office space, trucks and other equipment.

The future minimum rental commitments at September 30, 2004, under operating leases having an initial or remaining non cancelable term of one year or more are as follows:

(in thousands)
2005	$1,106
2006	997
2007	921
2008	764
2009	679
Thereafter	1,978

Total future minimum lease payments	$6,445

The propane segment leases its Seymour, Indiana underground storage facility to TEPPCO Partners, L.P. effective as of May 2003. This agreement provides TEPPCO Partners, L.P. storage capacity of 21 million gallons at any one time in this facility. This agreement provides the propane segment storage capacity of 21 million gallons at any one time in TEPPCO Partners, L.P.’s pipeline system. The agreement also requires TEPPCO Partners, L.P., to pay the propane segment $0.2 million annually. This lease agreement will expire on December 31, 2007.

The Partnership’s rent expense for the fiscal years ended September 30, 2002, 2003 and 2004 was $2.6 million, $3.3 million and $3.8 million, respectively.

12)	Supplemental Disclosure of Cash Flow Information

	Years Ended September 30,
(in thousands)	2002	2003	2004
Cash paid during the period for:
Income taxes	$331	$281	$165
Interest	$12,027	$13,362	$10,389

13)	Commitments and Contingencies

In the ordinary course of business, Star Gas Propane is threatened with, or is named in, various lawsuits. In the opinion of management, Star Gas Propane is not a party to any litigation, which individually or in the aggregate could reasonably be expected to have a material adverse effect on Star Gas Propane’s results of operations, financial position or liquidity.

Since October 21, 2004, 15 purported class action lawsuits on behalf of a purported class of unitholders have been filed against the Parent and various subsidiaries and officers and directors, alleging the same or substantially similar claims, collectively referred to herein as the “Class Action Complaints”.

The Class Action plaintiffs generally allege that the Parent violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission Rule 10b-5 promulgated thereunder, by purportedly failing to disclose, among other things: (1) problems with the restructuring of the heating oil segment’s system and customer attrition related thereto; (2) the heating oil segment’s business process improvement program was not generating the benefits allegedly claimed; (3) that the Parent was struggling to maintain its profit margins in hits heating oil segment; (4) that the Parent’s second quarter 2004 profit margins were not representative of its ability to pass on heating oil price increases; and (5) that the Parent was facing an inability to pay its debts and that, as a result, its credit rating and ability to obtain future financing was in jeopardy. The Class Action plaintiffs seek an unspecified amount of compensatory damages including interest against the defendants jointly and severally and an award of reasonable costs and expenses. The Parent will defend against the Class Actions vigorously. However, the Parent is unable to predict the outcome of these lawsuits at this time. In the event that one or more of the Class Actions were decided adversely to the Parent, it could have a material effect on the Partnership’s results of operations, financial position or liquidity.

14)	Disclosures About the Fair Value of Financial Instruments

Cash, Accounts Receivable, Notes Receivable, Inventory Derivative Instruments, Working Capital Borrowings, Accounts Payable and Due to Affiliates

The carrying amount approximates fair value because of the short maturity of these instruments or because they are carried at fair value.

Long-Term Debt

The fair values of each of Star Gas Propane’s long-term financing instruments, including current maturities, are based on the amount of future cash flows associated with each instrument, discounted using Star Gas Propane’s current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of Star Gas Propane’s long-term debt is summarized as follows:

	At September 30, 2003		At September 30, 2004
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$121,100	$126,147	$98,250	$104,111

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

15)	Related Party Transactions

Star Gas Propane had a net receivable due from the Parent and Petro of $7.6 million and $10.7 million at September 30, 2003 and 2004, respectively. These amounts were due for the cost of certain executive personnel and professional fees directly charged to the Partnership and for the collection of certain Star Gas Propane receivables by Petro in connection with conducting the operations of a certain shared branch location.

Star Gas Propane made distributions of $38.7 million, $37.6 million and $51.7 million to the Parent for fiscal years ended September 30, 2002, 2003 and 2004, respectively.

During fiscal 2004, the Parent issued two demand notes to Star Gas Propane in the amount of $32.5 million with an interest rate equal to the interest rate in the Star Gas Propane Bank Credit Facility.

(b)	Pro Forma Financial Information

Throughout this report, when we use the terms “we” “us” “our company” or “Inergy, L.P.” we are referring either to Inergy, L.P., the registrant itself, or to Inergy, L.P. and its operating subsidiaries collectively, as the context requires.

The following are our unaudited pro forma condensed combined financial statements as of September 30, 2004. Our unaudited pro forma condensed combined balance sheet reflects the following transactions as if such transactions occurred as of September 30, 2004:

•	the closing of the acquisition of 100% of the partnership interests in Star Gas Propane, L.P. (the “Star Gas Propane Acquisition”) for consideration of $475 million, without giving effect to approximately $9.5 million of estimated working capital adjustments;

•	the closing of our proposed private placement of $400 million of senior notes due 2014.

•	the issuances of common units at the closing of the Star Gas Propane Acquisition pursuant to equity purchase commitments (the “Equity Commitments”) we have received from Kayne Anderson MLP Investment Company, Tortoise Energy Infrastructure Corporation and RCH Energy MLP Fund LP and a related fund with expected proceeds of not less than $90 million and up to $115 million.

•	approximately $7.4 million in borrowings under a new revolving acquisition credit facility.

Our unaudited pro forma condensed combined consolidated statement of operations reflects the aforementioned transactions as if each such transaction occurred as of October 1, 2003.

Our unaudited pro forma condensed combined financial statements do not reflect any borrowings we may make to fund acquisitions pursuant to our outstanding letters of intent or our contemplated common unit offering with anticipated proceeds of approximately $115.5 million.

In the event the Star Gas Propane Acquisition closes prior to the closing of our proposed private placement of notes, we expect to borrow approximately $400 million to fund the acquisition under a 364-day acquisition (the “364–day facility”) facility that we expect to close concurrent with the Star Gas Propane Acquisition. The pro forma financial information presented below does not reflect any borrowings under the 364-day facility. In the event we borrow under the 364-day facility and repay those borrowings with proceeds from our contemplated offering, we will incur additional expenses of approximately $3 million.

The results of operations presented below are pro forma for the Star Gas Propane Acquisition but are not pro forma for the full year impact of the 17 acquisitions we completed during fiscal 2004 or the acquisition of Moulton Gas Service, Inc. completed subsequent to fiscal 2004. These acquisitions were consummated over different time periods and were accounted for under the purchase method of accounting. Accordingly, the results of operations for our fiscal 2004 acquisitions are included in our historical financial statements from the applicable date of the acquisition, and not on a pro forma or a full year basis.

Descriptions of the adjustments for the Star Gas Propane Acquisition and related financings are presented in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with our historical financial statements filed with the Securities and Exchange Commission. The pro forma condensed combined balance sheet and the pro forma condensed combined statement of operations were derived by adjusting our historical financial statements. The adjustments are based on currently available information and, therefore, the actual adjustments may materially differ from the pro forma adjustments. The acquisition of Star Gas Propane, L.P. will be accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The assets and liabilities of Star Gas Propane, L.P. will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the following unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial statements. However, management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma condensed combined financial statements do not purport to present our financial position or results of operations had the Star Gas Propane Acquisition actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

Inergy, L.P.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2004

	Historical
	Inergy, L.P.	Star Gas Propane, L.P.	Purchase Adjustment		Debt/Equity Offering Adjustment		Pro Forma
	(in thousands)
Assets
Current assets:
Cash	$2,256	$11,366	$(479,500	)(a)	$390,000	(b)	$13,622
					90,000	(c)
					7,375	(d)
					(7,875	)(e)
Accounts receivable, net	49,441	19,427					68,868
Inventories	56,404	13,411					69,815
Prepaid expenses and other current assets	5,494	6,084					11,578
Assets from price risk management activities	23,015	—					23,015
Due from affiliates	—	10,658	(10,658	)(f)			—
							—

Total current assets	136,610	60,946	(490,158)		479,500		186,898

Property, plant and equipment, net	215,253	183,823	98,610	(a)			497,686
Intangible assets, net	73,600	76,763	31,807	(a)	10,000	(b)	195,764
			(449	)(f)	5,875	(e)
					(1,832	)(g)
Goodwill	78,128	42,615	46,443	(a)			167,186

Other	228	3,113					3,341

Total assets	$503,819	$367,260	$(313,747)		$493,543		$1,050,875

Liabilities and Partners’ Capital

Current liabilities:
Accounts payable	$54,621	$10,930					$65,551
Accrued expenses	13,937	10,199					24,136
Customer deposits	15,977	29,305					45,282
Liabilities from price risk management activities	29,640						29,640

Current portion of long term debt	23,615	10,250	$(10,250	)(f)			23,615
Due to affiliate		32,500	(32,500	)(f)			—

Total current liabilities	137,790	93,184	(42,750)		—		188,224

Long term debt, less current portion	113,986	88,000	(88,000	)(f)	$400,000	(b)	521,361
					7,375	(e)
Other long term liabilities		1,127					1,127
Deferred tax liability		1,952					1,952
Partners’ capital	252,043	182,997	119,643	(f)	90,000	(c)	338,211
			(302,640	)(a)	(2,000	)(d)
					(1,832	)(g)

Total liabilities and partners’ capital	$503,819	$367,260	$(313,747)		$493,543		$1,050,875

See accompanying notes.

Inergy, L.P.

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended September 30, 2004

	Historical
	Inergy, L.P.	Star Gas	Purchase Adjustment	Debt/Equity Offering Adjustment		Pro Forma
	(in thousands)
Revenues:
Propane	$431,202	$317,139				$748,341
Other	51,294	31,707				83,001

	482,496	348,846	—	—		831,342
Cost of product sold	359,053	196,998				556,051

Gross profit	123,443	151,848	—	—		275,291

Expenses:
Operating and administrative	81,296	102,793				184,089
Depreciation and amortization	21,089	20,030	514 (h)			41,633

Operating income	21,058	29,025	(514)	—		49,569

Other income (expense)
Interest expense	(7,878)	(10,390)		(18,720	)(i)	(36,988)
				—		—
Interest expense related to write off						—
of deferred financing costs	(1,216)	—				(1,216)
Make whole premium charge	(17,949)	(166)				(18,115)
Swap value received	949					949
Gain (loss) on sale of property, plant and equipment	(203)					(203)
Finance charges	704					704
Other	106	69				175

Income (loss) before income taxes	(4,429)	18,538	(514)	(18,720)		(5,125)

Provision for income tax	167	990				1,157

Net income (loss)	$(4,596)	$17,548	$(514)	$(18,720)		$(6,282)

Net income (loss) per limited partner unit:
Basic:	$(0.26)					$(0.25)

Diluted:	$(0.26)					$(0.25)

Weighted average limited partners’ units outstanding:
Basic:	22,027			3,529		25,556

Diluted:	22,027			3,529		25,556

See accompanying notes.

Notes to unaudited pro forma condensed combined financial information

Pro forma adjustments

(a)	Reflects the total purchase price for the Star Gas Propane Acquisition of $479.5 million, calculated as follows (in thousands):

	Aggregate cash purchase price to seller	$475,000
	Direct acquisition costs	4,500

	Total Star Gas Acquisition purchase price	$479,500

	Our preliminary allocation of the total consideration for the Star Gas Propane Acquisition as follows (in thousands):

		Historical Net Book Value of Acquired Assets and Liabilities	Adjustment	Preliminary Fair Value
	Current assets	$50,288		$50,288
	Property, plant and equipment	183,823	98,610	282,433
	Intangible assets	76,314	31,807	108,121
	Other assets	3,113		3,113
	Goodwill	42,615	46,443	89,058
	Current liabilities	(50,434)		(50,434)
	Other long term liabilities	(3,079)		(3,079)

	Total Star Gas Acquisition purchase price	$302,640	$176,860	$479,500

	Approximately $108.1 million of the total Star Gas Propane Acquisition purchase price has been preliminarily allocated to identifiable intangible assets consisting primarily of customer lists and non-compete agreements. These intangible assets are being amortized over estimated useful lives ranging from 3 to 15 years.

(b)	Reflects gross proceeds of $400 million senior notes offering net of approximately $9.0 million in initial purchasers’ discounts and approximately $1.0 million of other offering expenses. The fees are subject to amortization over the life of the senior notes. The estimated net proceeds will be used to pay a portion of the consideration for the Star Gas Propane Acquisition. To the extent the 364-day credit facility is utilized to fund the Star Gas Propane Acquisition, the net proceeds of this offering will be used to repay the 364-day credit facility instead.

(c)	Reflects gross proceeds to us of $90 million from the issuance of common units to Kayne Andersen MLP Investment Company, Tortoise Energy Infrastructure Corporation, and RCH Energy MLP Fund L.P. and a related fund.

(d)	Reflects borrowings under the new acquisition revolving credit facility of approximately $7.4 million utilized to pay the fees and expenses described in adjustment (e).

(e)	Reflects transaction expenses of $7.9 million comprised of a $2 million commitment fee for the new 364-day credit facility, $4.9 million in fees to the lenders incurred in connection with refinancing our acquisition and working capital revolving facilities and $1 million in other legal, printing and accounting expenses incurred in connection with the credit facilities and related transactions.

(f)	Reflects the elimination of certain current and noncurrent balances of $119.6 million pursuant to the Interest Purchase Agreement. This includes the balance due (from) to affiliates of approximately $(10.7) million and $32.5 million, respectively, as well as approximately $98.3 million of long term debt being retained by the seller. Deferred debt issuance costs of $0.4 million related to the retained debt will be written off.

(g)	Reflects the write off of $1.8 million of deferred financing costs associated with the retirement of our previous credit facility.

(h)	Reflects the pro forma adjustment to depreciation and amortization expense as follows (in thousands):

	Eliminate the historical depreciation and amortization expense	$(20,030)
	Pro forma depreciation and amortization expense	20,544

	Pro forma adjustment to depreciation and amortization expense	$514

(i)	Reflects pro forma adjustments to interest expense as follows (in thousands):

	Eliminate historical interest expense	$(10,390)

	Interest expense relation to the new senior notes and the new credit facility	26,799
	Interest expense resulting from amortization of deferred financing costs	2,310

	Pro forma adjustment to interest expense	$18,720

	If some or all of the 364-day credit facility is used to fund the Star Gas Propane Acquisition on an interim basis, interest expense may differ from the amounts presented above because interest rates on the 364-day credit facility, the senior notes and the new credit facility vary.

(c) Exhibits

23.1	Consent of KPMG, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

	By:	INERGY GP, LLC,
Its Managing General Partner

Date: December 14, 2004	By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger Vice President, General Counsel and Secretary